Exhibit 10.13

English Translation

No.:

Employment Agreement

Party A:                                          (hereinafter referred to as “Party A” or “Company”)

Party B:

ID No.:

Party A employs Party B as a senior manager of the Company. Pursuant to relevant laws and regulations of the People’s Republic of China, the current business principles and on basis of equality, free will and agreement, both parties hereby conclude this Agreement.

I.	Basis for this Agreement

Article 1 Term

1.	It is agreed by both parties that the term is years, beginning on and ending on .

2.	Both parties agree that no probationary period will apply hereto.

Article 2 Contents of work

1.	Work post and position of Party B: .

2.	Tasks and responsibilities of Party B: To be determined by the Articles of Association and the Board of Directors of the Company.

Article 3 Compensation

The salary and compensation of Party B will be determined as per the salary system of the Company. However, the Company guarantees hereby that, during the term of this Agreement, the annual salary of Party B will not be lower than RMB                                          Yuan (yearly income includes: annual salary + performance salary + income from option).

Article 4 Work protection and working conditions

1.	Working time

The standard working hours of Party B will be determined by Party A: weekly working time shall not exceed 40 hours.

2.	Vacation

1)	Party A guarantees that Party B will rest for at least one day per week;

2)	Party B enjoys the legal paid holidays;

3)	If Party A arranges Party B to work overtime on workdays, weekends and holidays, Party A can give Party B the same time to rest and will not pay Party B for overtime work; if no rest is possible, Party B shall implement the provisions of Article 44 of the Labor Law.

3.	Party A implements the labor protection provisions of the local country, province and municipality of the Company and provides Party B with the work protection facilities and working conditions that meet the provisions of the country where the Company is located so as to actually protect the safety and health of Party B in work.

4.	Party A provides Party B with trainings in post-related safety knowledge, laws and regulations, operations and other business-related technical skills as per the provisions of the country where the Company is located; Party B shall not work without the work permit; Party B shall participate in the above trainings and strictly abide by the post-related safety regulation, rules, policies and operational procedures.

5.	Party B shall have the right to reject the violating directions of Party A; if Party A ignores the safety and health of Party B, Party B shall have the right to reject the directions and can report such directions to relevant governmental authorities.

II.	Rules

Article 5 Work disciplines

1.	Party B shall strictly abide by the laws and regulations of the country where the Company is located; abide by the rules and work disciplines legally established by Party A; accept the management and education of Party A. If Party A transfers Party B to another place of work or post, Party B shall unconditionally agree. Party A shall have the right to check, supervise, reward and punish Party B in terms of executing such rules and policies.

2.	During the term of this Agreement, Party B must focus on his own work and, without the consent from Party A, shall not hold another job outside the Company or work for any other company or institution.

Article 6 Rules of business secrets

1.	For the purpose of this Agreement, “business secrets” shall mean practical information and documents that are not known to the public and can bring economic benefits to Party A, including but not limited to documents, pictures, photos, training materials, business plans and agreements, HR information, financial information, market research data, customer data/information, brand promotion and planning program, information on existing and potential customer, and documents, reports, plans, etc written by Party A. Such information is the property of the Company (excluding personal information before capital increase and issuing additional shares).

2.	Considering that, during the process of performing job responsibilities, Party B may have access to the business secrets of Party A, so Party B undertakes to

1)	Strictly keep confidential the business secrets of Party A;

2)	Protect the business secrets of Party A and will not disclose them to the public;

3)	Without consent from Party B, not disclose, use or allow others to use the business secrets of Party A;

4)	Except for the work purpose, not have access to the business secrets of Party A or use any other improper means (theft, seduction, intimidation or otherwise) to obtain the business secrets of Party A.

3.	If the employment relationship between Party A and Party B ends, or at the written request of Party A at any time, Party B shall immediately:

1)	Stop disclosing, using or notifying others to use the business secrets of Party A;

2)	Return to Party A all the documents or other media (including all counterparts and hard copies) involving business secrets of Party A, and deleting all information related to the business secrets of Party A from personal records, memoranda and other media.

4.	During the term of this Agreement, the business secrets obtained by Party B as a result of performing job responsibilities as well as the related ownerships and interests (including but not limited to other rights to and interests in all copyrights, trademarks, business secrets and intangible assets) shall belong to Party A.

5.	During the duration and after dissolution or termination of this Agreement, Party B shall bear full obligations for keeping confidential the business secrets of Party A; if Party B intentionally or willfully causes the disclosure of any of the business secrets of Party A and the said disclosure results in serious consequences, Party A shall reserve the right to hold Party B civilly and even criminally liable for the disclosure.

Article 7 Avoidance of competition

1.	During the term of this Agreement, Part B shall not

1)	Work, either full-time or part-time, for any other business that produces the same products as Party A produces or engages in similar operations as Party A does and is a competitor of Party A.

2)	Establish his own company that produces the same products or engages in similar operations as Party A does and is a competitor of Party A.

2.	Avoidance after the dissolution of this Agreement

1)	After Party B leaves Party A, Party B shall not in any form and for any reason disclose, use or allow others to use or disclose the business secrets obtained by Party B during his service at Party A.

2)	Within one month, Party B shall not engage in or manages for others any operation that directly competes with that of Party A in the mainland China.

3)	Within one year, Party B shall not provide consulting services to any enterprise (or entity) that produces the same products or engages in similar operations as Party A does and is a competitor of Party A.

4)	Within three years, Party B shall not employ any employee who was employed by Party A but ended his/her employment relationship with Party A less than one year ago or procure such employee to work for the interest body or bodies represented by Party B; within three years, Party B shall not mobilize or threaten any employee of Party A to resign from Party A or accept employment by any other enterprise (or entity).

3.	Conditions for avoidance of competition

1)	As per Paragraph 2 of Article 10 hereof, Party B has paid liquidated damages to Party A;

2)	Party B has resigned from Party A for more than one year;

3)	Engages in or manages for others any business that directly competes that of Party A outside the territory of the mainland China.

III.	Modification and renewal of this Agreement

1.	When any of the objective conditions on which the execution of this Agreement was based changes or out of any personal reason, if Party B requests to modify any provision herein, he must give Party A with 7 days’ notice and, after agreement is reached between both parties, the relevant contents in this Agreement can be modified. For modification of this Agreement, both parties shall sign the Agreement on Modifying the Employment Agreement;

2.	The laws and/or regulations on which the execution of this Agreement was based are revised or become invalid, either party can unilaterally modify the relevant provisions herein;

3.	One month before expiration of the term of this Agreement, both parties shall negotiate on an equal basis whether or not to renew this Agreement; if no dispute, both parties shall renew this Agreement as per the contents herein upon expiration hereof.

Article 9 Dissolution and termination of this Agreement

1.	If this Agreement is dissolved or terminated for any reason whatsoever, Party A must sign the Agreement on the Dissolution/Termination of Employment Agreement.

2.	This Agreement can be solved after agreement is reached between Party A and Party B.

3.	When any of the following conditions occurs, Party A can dissolve this Agreement:

1.	Party B materially violates work disciplines or any rules/policies of Party A;

2.	Party B materially breaches his duty, malpractices and/or discloses business secrets, seriously damaging the interests of Party A.

3.	Party B is legally held responsible for criminal liabilities.

4.	In any of the following conditions, Party A can dissolve this Agreement by giving a thirty days’ notice to Party B.

1)	Party B gets ill or gets injured not as a result of work and, after the period of treatment expires, cannot the original job or any other job re-arranged by Party A;

2)	Party B is incompetent and, after training or transfer to another post, still incompetent;

3)	The objective conditions on which the execution of this Agreement was based change substantially, rendering it impossible to perform this Agreement, and both parties cannot reach agreement on modifying this Agreement;

4)	The Company’s accumulated book loss exceeds (received capital + capital surplus + cashed value of renewed interests at an 8% annual discount rate) 50%.

5.	In any of the following conditions, Party B can dissolve this Agreement:

1)	Party A forces Party B to work by such means as using violence, threatening or restricting the personal freedom of Party B, etc;

2)	Party A fails to provide the compensation an/or working conditions as specified herein.

6.	To dissolve this Agreement earlier, Party B shall give Party A thirty days’ notice and compensate Party A for the following economic losses:

1)	The expenses paid by Party A for recruiting Party B;

2)	The education and training expenses paid by Party A for Party B during the term of this Agreement;

3)	The medical insurance premium paid by Party A for Party B.

7.	If any of the conditions described in this article (Article 9) and Party A dissolves this Agreement, Party B will enjoy the relevant treatments as specified in the Labor Law.

8.	In any of the following conditions, this Agreement will terminate automatically:

1)	The term of this Agreement expires.

9.	When any of other conditions specified in this Agreement for the termination hereof occurs.

IV.	Liabilities for breach of this Agreement

Article 10 Party B

1.	If Party B violates any of the provisions of Article 6 herein, Party A shall have the right to request Party B to unconditionally compensate Party A for all the resulting losses which shall be five times the before-tax profit of the company for which Party B works.

2.	If Party B violates the provisions of Paragraph 2 of Article 7 herein, P Party A shall have the right to request Party B to unconditionally compensate Party A for all the resulting losses which shall be ten times the sum of the fixed income (annual salary + performance salary + income from option) received by Party B from Party A during his term at the Company.

Article 11 Party A

1.	If Party A violates any of the provisions of Article 3 and Paragraph 3 of Article 8 herein, Party B shall have the right to request Party A to unconditionally compensate Party A (the standard for compensation being the same as specified in Paragraph 1 of Article 10 herein);

2.	If Party A intentionally fires Party B without justification (except Paragraph 4 of Article 9), Party A shall pay Party B liquidated damages (the standard for compensation being the same as specified in Paragraph 1 of Article 10 herein).

V.	Supplementary rules

Article 12 Not-covered issues

If any not covered in this Agreement arises, both parties shall solve it through friendly negotiation and the resulting supplementary agreement or attachment shall have the same legal force and effect as this Contact does.

Article 13 Settlement of disputes

Any dispute arising from execution of this Agreement shall be settled through negotiation. In case negotiation fails to settle the dispute, it can be submitted to any people’s law in                     , China for litigation in accordance with the relevant laws and regulations of the People’s Republic of China.

Article 14 Effectiveness

This Agreement is made in duplicates, one copy for each party, and will take effect after it is signed by or affixed with the seals of both parties.

Duly authorized signatory: (SIGNATURE)

(Company seal)

[Company Name]

(Party B) (SIGNATURE)

Time of execution:

Place of execution:

Schedule

No.	Date of Agreement	Company Name	Senior Executive Officer	Position	Term
1	January 27, 2006	Sichuan Xintai Insurance Agency Co., Ltd.	Peirong He	Chairman and General Manager	January 1, 2006 – December 31, 2008

2	January 1, 2007	Hebei Anxin Insurance Agency Co., Ltd.	Yahong Liu	Senior Officer	January 1, 2007 – December 31, 2011

3	January 1, 2007	Hebei Anxin Insurance Agency Co., Ltd.	Kai Xue	Senior Officer	January 1, 2007 – December 31, 2011

4	April 18, 2006	Fujian Xinheng Insurance Agency Co., Ltd.	Wentao Huang	Senior Officer	January 1, 2006 – December 31, 2010

5	April 18, 2006	Fujian Xinheng Insurance Agency Co., Ltd.	Rongxiong Wu	Senior Officer	January 1, 2006 – December 31, 2010

6	April 18, 2006	Fujian Xinheng Insurance Agency Co., Ltd.	Yulong Chen	Senior Officer	January 1, 2006 – December 31, 2010

7	April 18, 2006	Fujian Xinheng Insurance Agency Co., Ltd.	Rui Li	Senior Officer	January 1, 2006 – December 31, 2010